Exhibit 3.1

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF

RECON TECHNOLOGY, LTD

(Amended and Restated by Special Resolutions adopted on March 29, 2024)

1.	The name of the Company is Recon Technology, Ltd.

2.	The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

	(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

		(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

	(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

	(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Act (as revised), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$58,000 divided into 500,000,000 Class A ordinary shares of a nominal or par value of US$0.0001 each and 80,000,000 Class B ordinary shares of a nominal or par value of US$0.0001 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (as revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as an exempted company in accordance with Part VII of the Companies Act (as revised), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Act and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS COMPANY
LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF
RECON TECHNOLOGY, LTD

Adopted by Special Resolution on March 29, 2024

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith,

“ Affiliate”	(i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing,

(ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles”	means these Articles as originally framed or as from time to time altered by Special Resolution.

“ Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“ Chairman”	means the Chairman of the Board of Directors appointed in accordance with Article 91.

“ Class”	means a class of Director established pursuant to Article 68.

“Class A Ordinary Shares”	means the Class A ordinary shares in the capital of the Company of US$0.0001 par value each, having the rights provided for in these Articles.

“Class B Ordinary Shares”	means the Class B ordinary shares in the capital of the Company of US$0.0001 par value each, having the rights provided for in these Articles.

“Company”	means Recon Technology, Ltd

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Designated Exchange”	means The Nasdaq Stock Market, the New York Stock Exchange, the NYSE Market or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonuses.

“Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any shares on the Designated Exchange;

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Original Articles”	means the First Amended and Restated Articles of Association of the Company adopted by Special Resolutions dated 23rd day of June, 2009

“paid-up”	means paid-up and/or credited as paid-up.

“registered office”	means the registered office for the time being of the Company.

“ Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Share Premium Account”	means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“shares”	means any share in the capital of the Company, including Class A Ordinary Shares, Class B Ordinary Shares and shares of other classes.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Act of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number include the plural number and vice-versa. Words importing the masculine gender include the feminine gender. Words importing persons include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined or agreed to by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company or any agent appointed by the Company for the purpose of maintaining the Company’s register of Members and registering transfer of the Company’s shares (the “Share Registrar”) for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such other sum determined by the Directors or the Share Registrar and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors or Share Registrar may prescribe.

ISSUE OF SHARES

6.	Subject to the relevant provisions, if any, in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may, in their absolute discretion and without approval of the holders of shares, allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such sum as the Directors of the Share Registrar shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders. The Directors may appoint a Share Registrar to maintain the Company’s register of Members.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof. The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

9.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine.

REDEEMABLE SHARES

10.	(a) Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b) Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

11.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders of at least 50% of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

12.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

13.	The Company may insofar as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

14.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

15.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

16.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

17.	To give effect to any such sale, the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

18.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

19.	(a) The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b) A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c) The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

20.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

21.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

22.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

23.	(a) The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

24.	(a) If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days’ from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b) If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c) A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

25.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

26.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

27.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

28.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

29.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

30.	(a) Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b) If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

31.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; PROVIDED, HOWEVER, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

RIGHTS CONFERRED BY CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

32.	Each Class A Ordinary Share and Class B Ordinary Share confers on its holder:

(a)	the right to vote as provided in Article 33 hereof;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus of the Company.

33.	Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to fifteen (15) votes on all matters subject to vote at general meetings of the Company.

34.	Each Class B Ordinary Share is convertible into one-eighteenth (1/18) of one Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

35.	The number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into the corresponding number of Class A Ordinary Shares in the ratio set forth in Article 34 hereof upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or an Affiliate or such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person or entity that is not an Affiliate of such holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares.

36.	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the conversion into stock of each relevant Class B Ordinary Share and their reconversion into a Class A Ordinary Share.

37.	Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

38.	Save and except for voting rights and conversion rights as set out in Articles 33 to 37 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

39.	(a) Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to its name and objects, powers or other matters specified therein provided that the Company may by ordinary resolution, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d) Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

40.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

41.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

42.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

43.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

44.	(a) The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b) The requisition must state the object of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c) If the Directors do not within twenty one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

45.	At least ten (10) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company; PROVIDED, that a general meeting of the Company shall be deemed to have been duly convened if it is called as an annual general meeting if it is so agreed by all the Members entitled to attend and vote thereat or their proxies.

46.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

47.	No business may be transacted at any annual general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Board (or any duly authorized committee thereof) or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (i) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (ii) complies with the notice procedures set forth in this Article.

(a) In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company.

(b) For matters other than for the nomination for election of a Director to be made by a Member of the Company, to be timely, such Member’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by a Member to be timely must be delivered not earlier than the ninetieth (90th) day prior to such annual general meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

(c) To be in proper written form, a Member’s notice to the Secretary must set forth as to such matter such Member proposes to bring before the annual general meeting (1) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (2) the name and address, as they appear on the Company’s books, of the Member proposing such business and any Member Associated Person (as defined below), (3) the class or series and number of shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the corporation, (5) any material interest of the Member or a Member Associated Person in such business, and (6) a statement whether either such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law. For purposes of this Article 43(c), a “Member Associated Person” of any Member shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such Member, (ii) any beneficial owner of shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(d) No business shall be conducted at the annual general meeting except business brought before the annual general meeting in accordance with the procedures set forth in this Article, provided, however, that once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Article shall be deemed to preclude discussion by any Member of any such business. If the Chairman of an annual general meeting determines that business was not properly brought before the annual general meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(e) In addition to any other applicable requirements, for a nomination for election of a Director to be made by a Member of the Company, such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting; (B) have held at least 100,000 Class A Ordinary Shares or Class B Ordinary Shares for at least twelve (12) months; and (C) have given timely notice thereof in proper written form to the Secretary of the Company. If a Member is entitled to vote only for a specific class or category of directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

(f) To be timely for purposes of Article 41(e) in connection with the annual general meeting, a Member’s notice shall be delivered to the Secretary at the principal executive offices of the Company. In the event the Company calls an extraordinary general meeting for the purpose of electing one or more directors to the Board, any Member entitled to vote for the election of such director(s) at such meeting and satisfying the requirements specified above may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the Company’s notice of such meeting, but only if the Member notice required hereof shall be delivered to the Secretary at the principal executive office of the Company. The period for lodgment of the notices by a Member referred to in this Article shall commence no earlier than the day after the dispatch of the notice of the meeting appointed for such election and end no later than (7) days prior to the date of such meeting and shall be for a minimum period of seven (7) days .

(g) To be in proper written form for purposes of Article 43(e), a Member’s notice to the Secretary must be set forth (A) as to each person whom the Member proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of the Company, if any, which are owned beneficially or of record by the person and (4) any other information relating to the person that would be required to be disclosed pursuant to any Exchange Rules; and (B) as to the Member giving notice (1) the name and record address of such Member, (2) the class or series and number of Shares of the Company which are owned beneficially or of record by such Member, (3) a description of all arrangements or understandings between such Member and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Member, (4) a representation that such Member intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice and (5) any other information relating to such Member that would be required to be disclosed pursuant to any Exchange Rules. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(h) No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in these Articles under this heading of “NOTICE OF GENERAL MEETINGS”. If the Chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

48.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

49.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members present in person or by proxy holding not less than one thirds (1/3) of the issued and outstanding shares of the Company shall be a quorum.

50.	Members may participate in a general meeting at which no special resolutions are proposed by means of conference telephone or other electronic means by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

51.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

52.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum, subject to compliance with applicable laws, regulations and listing requirements.

53.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company. If there is a Chairman of the Board of Directors and he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

54.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their own number to be Chairman of the meeting.

55.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

56.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

57.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

58.	The demand for a poll may be withdrawn.

59.	If a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

60.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

61.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

62.	Except as otherwise required by law or as set forth herein, the holder of each Class A Ordinary Share issued and outstanding shall have one (1) vote for each share held by such holder, and the holder of each Class B Ordinary Share issued and outstanding shall have fifteen (15) vote for each share held by such holder, at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. No cumulative voting shall be allowed.

63.	All votes put before the Members of the Company, or any class or subdivision thereof, shall be by way of poll and shall therefore be made giving regards to the number of votes to which each Member is entitled in accordance with Article 54.

64.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

65.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

66.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

67.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

68.	On a poll votes may be given either personally or by proxy.

PROXIES

69.	The instrument appointing a proxy shall be (a) in writing and executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf; or (b)) authorized by the transmission of an electronic record by the Member to the person who will be the holder of the proxy or to a firm which solicits proxies or like agent who is authorized by the person who will be the holder of the proxy to receive the transmission subject to any procedures the Board of Directors may adopt from time to time to determine that the electronic record is authorized by the Member. A proxy need not be a Member of the Company

70.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

71.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

72.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

73.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

74.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

75.	There shall be a Board of Directors consisting of between five (5) and nine (9) persons (exclusive of alternate Directors) who shall be appointed in three classes hereinafter designated as Class I, Class II and Class III, each consisting of an equal number of directors, as nearly as possible. The Directors designated in each Class shall be as designated following the adoption of the Original Articles .

76.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

77.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

78.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

79.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

80.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

81.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

82.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; PROVIDED, HOWEVER, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

83.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under the preceding Article and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

84.	A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

85.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

86.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

87.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

88.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

89.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

90.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

91.	(a) The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b) The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d) Any such delegates as aforesaid may be authorized by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

92.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

93.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

94.	Except as otherwise provided by these Articles, the Directors shall meet together for the conduct of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor is present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

95.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two (2) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held; PROVIDED, HOWEVER, that if notice is given in person, by facsimile, electronic mail, telegraph or telex, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 38 shall apply mutatis mutandis with respect to notices of meetings of Directors.

96.	The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors then in office. If at any time there is only a sole Director, then the quorum shall be one (1) Director. A Director and his appointed alternate Director shall be considered only one person for this purpose. For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

97.	The continuing Directors may act notwithstanding any vacancy in their body.

98.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office, but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

99.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

100.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

101.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

102.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or other electronic means by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

VACATION OF OFFICE OF DIRECTOR

103.	The office of a Director shall be vacated:

(a) if he gives notice in writing to the Company that he resigns the office of Director;

(b) if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c) if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d) if he is found a lunatic or becomes of unsound mind; or

(e) if the term of his appointment expires pursuant to Article 93 below and he is not reappointed.

APPOINTMENT AND REMOVAL OF DIRECTORS

104.	(a) At the first annual general meeting of the Company following the original adoption of the Original Articles the Class I Directors shall retire. At the second annual general meeting of the Company following the adoption of the Original Articles the Class II Directors shall retire. At the third annual general meeting of the Company following the adoption of the Original Articles, the Class III Directors shall retire.

(b) At each annual general meeting where a class of Directors retires, the members shall by ordinary resolution elect replacement Directors to serve as Class I, II, or III (as the case may be) Directors, provided always that any retiring Director may stand for re-election.

(c) Subject to sub-article (a) above, each Director shall be appointed for a term of up to three (3) years and each Director shall retire at the annual general meeting held in the calendar year of his retirement.

(d) Notwithstanding any other provision in these Articles, the Company may by Special Resolution remove any Director for negligence, breach of fiduciary duty or other reasonable cause at any time before the expiration of his term.

(e) The Company may, by ordinary resolution, appoint another person in place of a Director removed from office under the immediately preceding Article, and without prejudice to the powers of the Directors, in general meeting may appoint any person to be a Director to fill a vacancy that may have arisen. A person appointed, pursuant to this paragraph or the paragraph below, in place of a Director removed or to fill a vacancy shall hold office only until the close of the next following annual general meeting at which the class he is appointed to is due to retire.

(f) The Directors shall have power at any time and from time to time to appoint any person to be a Director to fill a casual vacancy in any class of Directors.

PRESUMPTION OF ASSENT

105.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

106.	(a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

107.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

108.	Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

109.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

110.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

111.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

112.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

113.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

114.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

115.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

116.	The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

117.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

118.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

119.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

120.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

121.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

122.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

123.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

124.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by facsimile, electronic mail, telegraph or telex to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

125.	(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 24 (24) hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by facsimile, electronic mail, telegraph or telex, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

126.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

127.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

128.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting, and, where requisite, of the purposes for which such meeting was convened. No other person shall be entitled to receive notices of general meetings.

WINDING UP

129.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

130.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud, willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the fraud, willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

131.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on June 30 in each year and shall begin on July 1 in each year.

AMENDMENTS OF ARTICLES

132.	Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of Shares of the Company, the Company may at any time and from time to time by Special Resolution change the name of the Company or alter or amend these Articles or the Company’s Memorandum of Association, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

133.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.